Exhibit 10.1
BANK OF GRANITE
SUMMARY OF AGREEMENT FOR JERRY A. FELTS
     On July 14, 2008, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”) and its banking subsidiary, Bank of Granite (the “Bank”), named Jerry A. Felts, Chief Operating Officer of both the Company and the Bank. Mr. Felts was engaged with the Bank in November of 2007 in a consulting capacity.
     According to the oral agreement between the Bank and Jerry A. Felts effective July 14, 2008, Mr. Felts will receive nonemployee compensation as Chief Operating Officer at an hourly rate of $150, not to exceed $20,000 per month, plus reimbursement for out-of-pocket business related expenses. He will report directly to Scott Anderson, Chief Executive Officer of both the Company and the Bank.
     Either party can terminate this agreement upon appropriate notice.